SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):   January 11, 2005

     Delta Apparel, Inc.
(Exact name of registrant as specified in its charter)

      Georgia
(State or Other Jurisdiction
of Incorporation)

1-15583	58-2508794
(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Suite 100, Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

     (678) 775-6900
(Registrant’s Telephone Number
Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

On January 11, 2005, the Company issued a press release containing preliminary financial information for the quarter ended January 1, 2005.

Item 7.01     Regulation F-D Disclosure

        On January 11, 2005, Delta Apparel, Inc. issued a press release containing preliminary financial information for the fiscal quarter ended January 1, 2005. The press release is set forth as Exhibit 99.1 to this Current Report and is incorporated herein by reference. Preliminary second quarter financial results were reported in anticipation of the Company’s participation at Integrated Corporate Relations’ 7th Annual Xchange Conference. Delta Apparel’s President and CEO, Robert W. Humphreys and Vice President and CFO, Herb Mueller, will deliver a presentation on behalf of the company on Thursday, January 13, 2005 at 5:00pm Eastern Time. Investors may access the presentation webcast through the Company’s web site at www.deltaapparel.com. Investors may listen to the call by selecting “investor relations” then “company news.”

        The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits

(c)     The following exhibits are included with this Report:

          99.1     Press release issued by Delta Apparel, Inc. on January 11, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date: January 11, 2005	/s/ Herbert M. Mueller

Herbert M. Mueller
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Delta Apparel, Inc. on January 11, 2005.

Exhibit 99.1

Delta Apparel Provides Preliminary Second Quarter
Financial Results

Company Contact:	Delta Apparel, Inc. Herb Mueller 678/775-6900

Investor Relations Contact:	ICR, Inc. Bill Zima 203/682-8200

DULUTH, Ga.—January 11, 2005—Delta Apparel, Inc. (AMEX: DLA), a marketer, manufacturer and distributor of activewear apparel, today announced preliminary financial results for its fiscal 2005 second quarter ended January 1, 2005.

The Company expects net sales for the second quarter of fiscal 2005 to be approximately $49 million, an increase of approximately 8% from the prior year’s second quarter of $45.6 million. Net income is expected to be in the range of $1.0 to $1.2 million, or $0.25 to $0.28 per diluted share compared to a net loss of $0.1 million, or ($0.02) per diluted share in the prior year’s second quarter. Based on these expected results for the second quarter ended January 1, 2005, the Company’s trailing twelve months net income is estimated to be in the range of $2.76 to $2.79 per diluted share.

Delta Apparel will be reporting its second quarter fiscal 2005 results on Friday, January 28, 2005.

On January 5, 2005, Delta Apparel completed the sale of its yarn manufacturing plant in Edgefield, South Carolina to Parkdale America, LLC for $10 million. This accomplishes the Company’s long-term yarn strategy of obtaining high quality, low cost yarn while reducing its working capital investment and eliminating the need for future capital expenditures in yarn manufacturing. The sale of the Edgefield Plant is expected to result in a financial gain of approximately $3.5 million, or $0.51 per diluted share. This gain will be recorded in the fiscal quarter ending April 2, 2005. In addition, Delta Apparel expects that the sale of the facility will allow it to lower its working capital by approximately $4.0 million.

Preliminary second quarter financial results are being reported in anticipation of the Company’s participation at Integrated Corporate Relations’ 7th Annual Xchange Conference. Delta Apparel’s President and CEO, Robert W. Humphreys and Vice President and CFO, Herb Mueller, will deliver a presentation on behalf of the company on Thursday, January 13, 2005 at 5:00pm Eastern Time. Investors may access the presentation webcast at:

http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=DLA&item_id=990733

Real Player or Window Media Player is required to listen to the webcast and may be downloaded for free by accessing the enclosed webcast link.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,400 worldwide. Additional information on our company is available at www.deltaapparel.com.